Exhibit 99.1

NEWS	Contact: Richard T. Marabito Chief Financial Officer
r e l e a s e	Telephone: (216) 292-3800
Fax: (216) 292-3974

OLYMPIC STEEL REPORTS INCREASED SALES AND EARNINGS
FOR 2006 THIRD QUARTER
     Cleveland, Ohio — (November 1, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the third quarter ended September 30, 2006.
     Net sales for the third quarter of 2006 totaled $259.9 million, a 24.7% increase from the $208.4 million for the third quarter a year ago. Tons sold increased 2.6% to 313 thousand from 306 thousand in the third quarter of 2005. Third quarter 2006 net income totaled $10.9 million, or $1.03 per diluted share, compared to net income of $2.2 million, or $0.21 per diluted share for last year’s third quarter.
     Net sales for the first nine months of 2006 increased 2.8% to $754.9 million from $734.4 million in the same period of 2005. Tons sold increased 1.0% to 994 thousand from 984 thousand in the first nine months of 2005. Net income for the first nine months of 2006 was $27.3 million or $2.57 per diluted share, compared to net income of $14.8 million or $1.42 per diluted share in the first nine months of 2005.
     Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $.03 per share to be paid to shareholders of record as of December 1, 2006, and distributed on December 15, 2006.
     Commenting on the quarter, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are pleased to report strong third quarter sales and earnings led by continued demand from our customers, especially producers of industrial equipment. North American service center inventories, including our own, rose in the third quarter as a result of late import deliveries and receipt of backlogged domestic mill products. The recently announced domestic mill capacity cutbacks and steady customer demand, aside from normal fourth quarter seasonal slowdowns, would suggest that service center inventories should be lowered in the fourth quarter and in balance with demand to begin 2007. Aside from reduced domestic automotive production, demand from our customer base appears to be encouraging for 2007,” concluded Mr. Siegal.
     A simulcast of Olympic Steel’s third quarter conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

     It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements.
     Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company’s efforts and initiatives to increase sales volumes, improve cash flows and reduce debt, maintain or improve inventory turnover, and reduce costs; the timing and outcome of efforts and ability to liquidate OLP’s assets; the impact of customer, supplier, and competitive factors on such liquidation plans; the adequacy of our existing information technology and business system software and the success of implementing our new information system; customer, supplier, and competitor consolidation or insolvency; the post-acquisition integration of PS&W; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.
     This release contains certain non-GAAP financial measures, which are financial measures of the Company’s performance that differ from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measurements may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)
Net sales	$259,917	$208,358	$754,943	$734,398
Operating income	18,751	4,825	47,627	27,595
Income before income taxes	17,853	3,519	44,093	24,044

Net income	$10,935	$2,164	$27,287	$14,787

Earnings per share:
Net income per share — basic	$1.05	$0.21	$2.63	$1.46
Net income per share — diluted	$1.03	$0.21	$2.57	$1.42

	September 30,		December 31,
	2006	2005	2005
SUMMARY BALANCE SHEET DATA:	(unaudited)
Accounts receivable, net	$106,911	$92,461	$80,131
Inventories	214,851	103,290	134,236
Net property and equipment	86,574	79,241	77,751
Total assets	427,952	284,647	305,606
Current liabilities	113,029	68,710	94,603
Total debt	72,592	13,012	—
Shareholders’ equity	230,779	193,013	200,321
Shareholders’ equity per share	22.13	19.01	19.73
Debt-to-equity ratio	.31 to 1	.07 to 1	n/a

	Nine Months Ended
	September 30,
	2006	2005
OTHER DATA:	(unaudited)
Capital expenditures	9,255	1,695
EBITDA (a)	53,823	33,603

(a)	EBITDA is a non-GAAP measure defined as net income plus: (i) income tax provision; (ii) interest and other expense on debt; (iii) loss from disposition of joint venture; (iv) loss from joint ventures; and (v) depreciation.
It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.

OLYMPICSTEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
		(unaudited)				(unaudited)
Tons sold
Direct	264,092		256,211		833,707		840,727
Toll	49,352		49,367		160,491		143,350

	313,444		305,578		994,198		984,077
% change	2.6%		(5.5%)		1.0%		(6.5%)

Net sales	$259,917		$208,358		$754,943		$734,398
% change	24.7%		(14.7%)		2.8%		12.3%

Costs and expenses
Cost of materials sold (exclusive of depreciation shown below)	201,551	77.5%	175,056	84.0%	596,059	79.0%	615,674	83.8%
Warehouse and processing	16,250	6.3%	10,266	4.9%	41,544	5.5%	30,958	4.2%
Administrative and general	10,631	4.1%	6,950	3.3%	29,678	3.9%	23,267	3.2%
Distribution	6,393	2.5%	5,279	2.5%	19,594	2.6%	15,438	2.1%
Selling	3,009	1.2%	3,032	1.5%	10,042	1.3%	11,830	1.6%
Occupancy	1,240	0.5%	990	0.5%	4,203	0.6%	3,628	0.5%
Depreciation	2,092	0.8%	1,960	0.9%	6,196	0.8%	6,008	0.8%

Total costs and expenses	241,166	92.8%	203,533	97.7%	707,316	93.7%	706,803	96.2%

Operating income	18,751	7.2%	4,825	2.3%	47,627	6.3%	27,595	3.8%
Loss from joint ventures	—		(564)		(137)		(121)
Loss from disposition of joint venture	—		—		(2,000)		—

Income before financing costs and income taxes	18,751		4,261		45,490		27,474
Interest and other expense on debt	898	0.3%	742	0.4%	1,397	0.2%	3,430	0.5%

Income before income taxes	17,853	6.9%	3,519	1.7%	44,093	5.8%	24,044	3.3%
Income tax provision	6,918	38.7%	1,355	38.5%	16,806	38.1%	9,257	38.5%

Net income	$10,935		$2,164		$27,287		$14,787

Earnings per share:
Net income per share — basic	$1.05		$0.21		$2.63		$1.46

Weighted average shares outstanding — basic	10,429		10,153		10,368		10,127

Net income per share — diluted	$1.03		$0.21		$2.57		$1.42

Weighted average shares outstanding — diluted	10,663		10,445		10,629		10,446

It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.